UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
______________________________
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2010

Structured Products Corp.
on behalf of

CorTS Trust II for Ford Notes

(Exact name of registrant as specified in its charter)

Delaware	001-31639	13-3692801
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

388 Greenwich Street New York, New York	10013	(212) 816-7496
(Address of principal executive offices)	(Zip Code)	(Registrant's telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01 Other Events.

This current report on Form 8-K relates to a distribution made to holders of the Certificates issued by the CorTS Trust II for Ford Notes.

Structured Products Corp., the registrant hereunder, acts as depositor of the CorTS Trust II for Ford Notes (the "Trust"). The sole assets of the Trust are $235,795,000 7.45% Notes due July 16, 2031 (the "Term Assets").  Pursuant to the trust agreement governing the Trust, the Trust has issued 8,783,363 Corporate–Backed Trust Certificates (the "Certificates") representing $219,584,075 aggregate certificate principal balance of Notes.   Pursuant to the trust agreement governing the Trust and the Warrant Agent Agreement, the Trust has issued 235,795 Warrants (the "Call Warrants").  U.S. Bank National Association, in its capacity as Warrant Agent, has received a notice from the holder of the Call Warrants of its intent to exercise 150,000 Call Warrants to purchase $150,000,000 Term Assets on August 11, 2010.  The exercise of the Call Warrants is conditional upon receipt by the Trustee of the Warrant Exercise Purchase Price by 11:00 a.m. (New York City time) with respect to such exercise on the Exercise Date. As a result, if the Trustee receives the Warrant Exercise Purchase Price, the Certificates will be redeemed on August 11, 2010 (the "Redemption Date") at a price of $25 plus accrued interest of 0.138889 per Class A Certificate to the Redemption Date.   If the Certificates are redeemed, no interest will accrue on the Certificates after the Redemption Date.  If the Trustee does not receive the Warrant Exercise Purchase Price, then (i) no Certificates issued by the Trust will be redeemed and they will continue to accrue distributions as if no exercise notice had been given and (ii) the Call Warrant Holder may elect to deliver a conditional notice of exercise in the future.  Any capitalized terms used herein and not otherwise defined herein have the definition given to them in the documents pursuant to which the Trust is governed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By: /s/ Stanley Louie
________________________________
Name: Stanley Louie
Title: Vice President, Finance Officer

July 29, 2010